     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1997
                                                      REGISTRATION NO. 333-29027
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               __________________

                         POST-EFFECTIVE AMENDMENT NO. 1
                                  ON  FORM S-8
                                  TO  FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933*
                               __________________

                           BAKER HUGHES INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

                  DELAWARE                              3900 ESSEX LANE                         76-0207995
       (State or Other Jurisdiction of            HOUSTON, TEXAS  77027-5177                 (I.R.S. Employer
       Incorporation or Organization)     (Address, including Zip Code, of Principal        Identification No.)
                                                      Executive Offices)

--------------------------------------------------------------------------------

                  DRILEX INTERNATIONAL INC. STOCK OPTION PLAN
                            (Full title of the plan)

--------------------------------------------------------------------------------

                            LAWRENCE O'DONNELL, III
                           BAKER HUGHES INCORPORATED
                                3900 ESSEX LANE
                           HOUSTON, TEXAS  77027-5177
                    (Name and Address of Agent for Service)

                     Telephone Number, Including Area Code,
                             of Agent for Service:
                                 (713) 439-8600

                                   Copies to:
                             J. David Kirkland, Jr.
                             Baker & Botts, L.L.P.
                                One Shell Plaza
                                 910 Louisiana
                           Houston, Texas  77002-4995


--------------------------------------------------------------------------------

* Filed as a Post-Effective Amendment on Form S-8 to Form S-4 Registration Statement (333-29027) complying with the provisions of Rule 401(e) promulgated under the Securities Act of 1933, as amended, and the procedures described herein. See "INTRODUCTORY STATEMENT."

                             INTRODUCTORY STATEMENT

    Baker Hughes Incorporated ("Baker Hughes" or the "Registrant") hereby amends its Registration Statement on Form S-4 (Registration No. 333-29027) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 ("Post-Effective Amendment No. 1") with respect to the Registrant's Common Stock, par value $1.00 per share ("Baker Hughes Common Stock"), issuable in connection with the Drilex International Inc. Stock Option Plan (the "Plan").

    Baker Hughes and Drilex International Inc. ("Drilex") entered into an Agreement and Plan of Merger dated as of April 16, 1997 (the "Merger Agreement") pursuant to which on July 14, 1997 a subsidiary of Baker Hughes was merged (the "Merger") with and into Drilex, with Drilex as the surviving corporation. In the Merger, each outstanding share of common stock, par value $0.01 per share, of Drilex ("Drilex Common Stock"), was converted into the right to receive 0.4013 shares of Baker Hughes Common Stock. Consummation of the Merger followed approval by the stockholders of Drilex, which was obtained at a meeting of stockholders held on July 14, 1997. Upon the consummation of the Merger, Baker Hughes assumed the Plan. As a result, upon exercise of options previously granted under the Plan the holders thereof will be entitled to receive shares of Baker Hughes Common Stock in lieu of shares of Drilex Common Stock on the basis provided in the prospectus constituting a part of this Post-Effective Amendment No. 1. In the Merger, Baker Hughes assumed options to purchase an aggregate of 176,987 shares of Drilex Common Stock which were converted into the right to acquire an aggregate of up to 71,024 shares of Baker Hughes Common Stock.

    The designation of this Post-Effective Amendment No. 1 as Registration No. 333-29027 denotes that the Post-Effective Amendment No. 1 relates only to the shares of Baker Hughes Common Stock issuable upon exercise of stock options under the Plan and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

    All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with (i) the filing of the preliminary Proxy Statement/Prospectus by Drilex International Inc. on May 1, 1997 and (ii) the filing of the Registrant's Form S-4 Registration Statement (333-29027) on June 12, 1997.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents, which have been filed previously by Baker Hughes (File No. 1-9397) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated herein by reference:

                 o Baker Hughes' Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

                 o Baker Hughes' Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997;

                 o Baker Hughes' Current Report on Form 8-K dated March 5, 1997; and

                 o The description of Baker Hughes' Common Stock contained in Baker Hughes' Registration Statement on Form S-4 (Reg. No. 333-29027) under the caption "Description of Capital Stock" filed by Baker Hughes with the SEC on June 12, 1997.


    All documents filed by Baker Hughes pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Post-Effective Amendment No. 1 and prior to the filing of a post-effective amendment to this Post-Effective Amendment No. 1 indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Post-Effective Amendment No. 1, except as so modified or superseded. All information appearing in this Post-Effective Amendment No. 1 or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.


ITEM 4.          DESCRIPTION OF SECURITIES

    Not Applicable.


ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not Applicable.


ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Baker Hughes' Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to Baker Hughes and its stockholders for monetary damages for breach of his or her fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his or her duties as a director, neither Baker Hughes nor its stockholders could recover monetary damages from the director, and the only course of action available to Baker Hughes' stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Baker Hughes' Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Baker Hughes would have no effective remedy against the directors. Under Baker Hughes' Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to Baker Hughes or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of Baker Hughes' stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. Baker Hughes' Restated Certificate of Incorporation further provides that in the event the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of Baker Hughes' directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.

    Under Article III of Baker Hughes' By-laws as currently in effect and an indemnification agreement with Baker Hughes' officers and directors (the "Indemnification Agreement"), each person who is or was a director or officer of Baker Hughes or a subsidiary of Baker Hughes, or who serves or served any other enterprise or organization at the request of Baker Hughes or a subsidiary of Baker Hughes, shall be indemnified by Baker Hughes to the full extent permitted by the Delaware General Corporation Law.

    Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he or she is or was a director or officer of Baker Hughes, or serves or served any other enterprise or organization at the request of Baker Hughes, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

    Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Baker Hughes, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    If unsuccessful in defense of a suit brought by or in the right of Baker Hughes, or if such a suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Baker Hughes, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to Baker Hughes, he cannot be made whole for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

    The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Baker Hughes' By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), but Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly answers the question whether Delaware's public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

    Pursuant to the Indemnification Agreement, Baker Hughes has agreed to provide, at all times during the two-year period following a "change in control" (as defined in the Indemnification Agreement) of Baker Hughes, irrevocable letters of credit in an aggregate amount not less than $25,000,000 for the benefit of the officers and directors of Baker Hughes to secure its obligations under the Indemnification Agreement.

    Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Baker Hughes currently has in effect a directors' and officers' liability insurance policy.


ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED

    Not Applicable.


ITEM 8.          EXHIBITS

    The following documents are filed as a part of this Post-Effective Amendment No. 1 or incorporated by reference herein:

  Exhibit
    No.                                                   Description
 --------                                                 -----------
    5.1 *   --     Opinion of Baker & Botts, L.L.P. with respect to legality of securities.

   23.1     --     Consent of Deloitte & Touche LLP.

   23.2     --     Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1).

   24.1 *   --     Power of Attorney (included on signature page to the Company's Registration Statement
                   No. 333-29027 on Form S-4).

   99.1     --     Drilex International Inc. Stock Option Plan and form of
                   Non-Employee Director's Stock Option Agreement.

__________________________________

* Previously filed with the Company's S-4 Registration Statement No. 333-29027 filed on June 12, 1997.

ITEM 9.          UNDERTAKINGS

    (a)          The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on July 15, 1997.

                                        BAKER HUGHES INCORPORATED

                                        By: /s/  LAWRENCE O'DONNELL, III
                                            -----------------------------------
                                            Lawrence O'Donnell, III
                                            Vice President and  General Counsel

                 Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                              Title                                Date
                  *
 -----------------------------------       President, Chief Executive Officer         July 15, 1997
      Max L. Lukens                             and Chairman of the Board
                                              (principal executive officer)
                  *
 -----------------------------------        Senior Vice President and Chief           July 15, 1997
      Eric L. Mattson                              Financial Officer
                                             (principal financial officer)
                  *
 -----------------------------------                   Controller                     July 15, 1997
      James E. Braun                         (principal accounting officer)

                  *
 -----------------------------------                    Director                      July 15, 1997
      Lester M. Alberthal, Jr.

                  *
 -----------------------------------                    Director                      July 15, 1997
      Victor G. Beghini

                  *
 -----------------------------------                    Director                      July 15, 1997
      Jack S. Blanton

                  *
 -----------------------------------                    Director                      July 15, 1997
      Eunice M. Filter

                  *
 -----------------------------------                    Director                      July 15, 1997
      Joe B. Foster

                  *
 -----------------------------------                    Director                      July 15, 1997
      Richard D. Kinder

                  *
 -----------------------------------                    Director                      July 15, 1997
      James F. McCall

                  *                                     Director                      July 15, 1997
 -----------------------------------
      H. John Riley, Jr.

                  *                                     Director                      July 15, 1997
 -----------------------------------
      Donald C. Trauscht


 *  By: /s/ Lawrence O'Donnell, III
       -----------------------------
            Attorney-in-fact

                                 EXHIBIT INDEX

  Exhibit
    No.                                     Description
 --------                                   -----------
    5.1 *   --     Opinion of Baker & Botts, L.L.P. with respect to legality of securities.

   23.1     --     Consent of Deloitte & Touche LLP.

   23.2     --     Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1).

   24.1 *   --     Power of Attorney (included on signature page to the Company's Registration Statement
                   No. 333-29027 on Form S-4).

   99.1     --     Drilex International Inc. Stock Option Plan and form of
                   Non-Employee Director's Stock Option Agreement.

__________________________

* Previously filed with the Company's S-4 Registration Statement No. 333-29027 filed on June 12, 1997.